Exhibit 99.4

Unaudited Pro Forma Combined Condensed Statement of Operations

The following unaudited pro forma combined condensed statement of operations is presented to illustrate the estimated effects of the acquisition of LPI. The unaudited pro forma combined condensed statement of operations was prepared using the historical condensed statement of operations of the Registrant and the unaudited historical condensed statement of operations of Life Protection. The unaudited pro forma combined condensed statement of operations should be read in conjunction with the Registrant's audited statement of operations for the year ended December 31, 2010.

The unaudited pro forma combined condensed statement of operations for the six months ended June 30, 2010 assumes that the acquisition of LPI was consummated at the beginning of the period presented. The unaudited pro forma combined condensed statement of operations for the six months ended June 30, 2010 combines the unaudited condensed statement of operations of the Registrant for the six months ended June 30, 2010 with the unaudited condensed statement of operations of Life Protection for the six months ended June 30, 2010.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

	GreenHouse Holdings, Inc. and Subsidiaries Historical	Life Protection, Inc, and Subsidiary Historical	Pro Forma Adjustments	Ref	Combined
		(1)
Revenues	$2,703,674	$3,021,695	$-		$5,725,369

Cost of goods sold	1,512,292	2,155,601	-		3,667,893

Gross profit	1,191,382	866,094	-		2,057,476

Operating expenses	2,715,991	194,507	162,308	(2)	3,072,806

(Loss) income from operations	(1,524,609)	671,587	(162,308)		(1,015,330)

Other income (expense)	(458,549)	(17,832)	-		(476,381)

Loss (income) before income taxes	(1,983,158)	653,755	(162,308)		(1,491,711)

Income tax expense (benefit)	-	-	-		-

Net loss (income)	(1,983,158)	653,755	(162,308)		(1,491,711)

Income attributable to noncontrolling interest	-	419,340	-		419,340

Net (loss) income attributable to Life Protection, Inc.	$(1,983,158)	$234,415	$(162,308)		$(1,911,051)

Net (loss) income per share;
Basic and Diluted	$(0.09)	$0.22			$(0.07)

Weighted average number of shares, basic and diluted:	22,253,469	1,088,760	29,990	(3)	26,899,551

(1)  Represents unaudited results of operations of Life Protection, Inc. and Subsidiary from January 1, 2010 to June 30, 2010.

(2)  Increase in operating expenses of $162,308 represents additional amortization of intangible assets as if Life Protection was acquired as of January 1, 2010.

(3)  The adjustment to weighted average number of common shares outstanding reflects the change necessary to calculate shares outstanding as if Life Protection was acquired on January 1, 2010.